                                                              Exhibit 99.B(9)(a)

                            ADMINISTRATION AGREEMENT

     This Agreement, dated as of the 25th day of July, 1996, made by and between Trainer, Wortham First Mutual Funds, a business trust (the "Trust") operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), duly organized and existing under the laws of the State of Delaware and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").

                                WITNESSETH THAT:

     WHEREAS, the Trust is authorized by its Trust Instrument to issue separate series of shares representing interests in separate investment portfolios (the "Series"), which Series are identified on Schedule "C" attached hereto, and which Schedule "C" may be amended from time to time by mutual agreement of the Trust and Fund/Plan; and

     WHEREAS, the Parties desire to enter into an agreement whereby Fund/Plan will provide certain administration services to the Trust on the terms and conditions set forth in this Agreement; and

     WHEREAS, Fund/Plan is willing to serve in such capacity and perform such administrative services under the terms and conditions set forth below; and

     WHEREAS, the Trust will provide all necessary information to Fund/Plan concerning the Series so that Fund/Plan may appropriately execute its responsibilities hereunder;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and in exchange of good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

     Section 1.   Appointment  The Trust hereby appoints Fund/Plan as
     ----------   -----------
administrator and Fund/Plan hereby accepts such appointment. The Trust further agrees to appoint Fund/Plan as administrator to any additional Series which, from time to time, may be added to the Trust.

     Section 2.   Duties and Obligations of Fund/Plan
     ----------   -----------------------------------
            (a) Subject to the succeeding provisions of this section and subject to the direction and control of the Board of Trustees of the Trust, Fund/Plan shall provide to each of the Series all administrative services set forth in Schedule "A" attached hereto, which Schedule is incorporated by reference in its entirety into this Agreement. In addition to the obligations set forth in Schedule "A", Fund/Plan shall (i) provide its own office space, facilities, equipment and personnel for the performance of its duties under this Agreement; and (ii) take all actions it deems necessary to properly execute the administrative responsibilities of the Trust.

            (b) So that Fund/Plan may perform its duties under the terms of this Agreement, the Board of Trustees of the Trust shall direct the officers, investment advisor, distributor, legal counsel, independent accountants and custodian of the Trust to cooperate fully with Fund/Plan and to provide such information, documents and advice relating to the Trust as is within the possession or knowledge of such persons provided that no such person need provide any information to Fund/Plan if to do so would, in the reasoned opinion of counsel to the Trust, result in the loss of any privilege or confidential treatment with respect to such information. In connection with its duties, Fund/Plan shall be entitled to rely, and shall be held harmless by the Trust when acting in reasonable reliance upon the instruction, advice or any documents provided by the Trust to Fund/Plan by any of the aforementioned persons. All fees charged by any such persons shall be deemed an expense of the Trust.

            (c) Any activities performed by Fund/Plan under this Agreement shall conform to the requirements of:

                  (1) the provisions of the Act and the Securities Act of 1933, as amended, and of any rules or regulations in force thereunder;

                  (2) any other applicable provision of state and federal law;

                  (3) the provisions of the Trust Instrument of the Trust, as amended from time to time;

                  (4) any policies and determinations of the Board of Trustees of the Trust; and

                  (5) the fundamental policies of the Trust as reflected in its registration statement filed pursuant to the Act.

            Fund/Plan acknowledges that all records that it maintains for the Trust are the property of the Trust and will be surrendered promptly to the Trust upon written request. Fund/Plan will preserve, for the periods prescribed under Rule 31a-2 under the Act, all such records required to be maintained under Rule 31a-1 of the Act.

            (d) Nothing in this Agreement shall prevent Fund/Plan or any officer thereof from acting as administrator for any other person, firm or corporation. While the administrative services supplied to the Trust may be different than those supplied to other persons, firms or corporations, Fund/Plan shall provide the Trust equitable treatment in supplying services. The

Trust recognizes that it will not receive preferential treatment from Fund/Plan as compared with the treatment provided to other Fund/Plan clients. Fund/Plan agrees to maintain the records and all other information of the Trust in a confidential manner and shall not use such information for any purpose other than the performance of Fund/Plan's duties under this Agreement.

     Section 3.   Allocation of Expenses  All costs and expenses of the Trust
     ----------   ----------------------
shall be paid by the Trust including, but not limited to:

            (a)   fees paid to an investment adviser (the "Adviser");
            (b)   interest and taxes;
            (c)   brokerage fees and commissions;
            (d)   insurance premiums;
            (e) compensation and expenses of its Trustees who are not affiliated persons of the Adviser;
            (f)   legal, accounting and audit expenses;
            (g) custodian and transfer agent, or shareholder servicing agent, fees and expenses;
            (h)   fees and expenses incident to the registration of the shares of the Trust under Federal or state securities laws;
            (i)   expenses related to preparing, setting in type, printing and mailing prospectuses, statements of additional information, reports and notices and proxy material to shareholders of the Trust;
            (j) all expenses incidental to holding meetings of shareholders and Trustees of the Trust;
            (k) such extraordinary expenses as may arise, including litigation, affecting the Trust and the legal obligations which the Trust may have regarding indemnification of its officers and directors; and
            (l) fees and out-of-pocket expenses paid on behalf of the Trust by Fund/Plan.

     Section 4.   Compensation of Fund/Plan  The Trust agrees to pay Fund/Plan
     ----------   -------------------------
compensation for its services and to reimburse it for expenses, at the rates and amounts as set forth in Schedule "B" attached hereto, and as shall be set forth in any amendments to such Schedule "B" approved by the Trust and Fund/Plan. The Trust agrees and understands that Fund/Plan's compensation be comprised of two components and payable on a monthly basis as follows:

     (i) an asset based fee calculated on the Trust's total assets subject to a minimum fee calculated on the number of series and classes within each series, which the Trust hereby authorizes Fund/Plan to collect by debiting the Trust's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Trust after such debiting with the indication that payment has been made; and

     (ii) reimbursement of any out-of-pocket expenses paid by Fund/Plan on behalf of the Trust, which out-of-pocket expenses will be billed to the Trust within the first ten calendar days of the month following the month in which such out-of-pocket expenses were incurred. The Trust agrees to reimburse Fund/Plan for such expenses within ten calendar days of receipt of such bill.

     For the purpose of determining fees payable to Fund/Plan, the value of the Trust's net assets shall be computed at the times and in the manner specified in the Trust's Prospectus and Statement of Additional Information then in effect.

     During the term of this Agreement, should the Trust seek services or functions in addition to those outlined above or in Schedule "A" attached, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Trust.

     Section 5.   Duration
     ----------   --------

     (a) The term of this Agreement shall be for a period of two (2) years, commencing on the date which the Trust's registration statement is declared effective by the U.S. Securities and Exchange Commission ("Effective Date") and shall continue thereafter on a year to year term subject to termination by either Party set forth in (c) below.

     (b) The fee schedule set forth in Schedule "B" attached shall be fixed for two (2) years commencing on the Effective Date of this Agreement and shall continue thereafter subject to review and adjustment as determined by the Parties.

     (c) After the initial term of this Agreement, the Trust or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than one hundred twenty (120) days after the date of receipt of such notice. Upon the effective termination date, the Trust shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

     (d) If a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Trust by written notice to Fund/Plan in connection with the termination of this Agreement, Fund/Plan shall promptly, upon such termination and at the expense of the Trust, transfer all records which are the property of the Trust and shall cooperate in the transfer of such records and its duties and responsibilities under the Agreement.

     Section 6.   Amendment  No provision of this Agreement may be amended or
     ----------   ---------
modified, in any manner except by a written agreement properly authorized and executed by Fund/Plan and the Trust.

     Section 7.   Applicable Law   This Agreement shall be governed by the laws
     ----------   --------------
of the State of California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

     Section 8.   Authority of Signatories   The Parties represent and warrant
     ----------   ------------------------
to each other that the execution and delivery of this Agreement by the undersigned officer of each Party has been duly and validly authorized; and, when duly executed, this Agreement will constitute a valid and legally binding enforceable obligation of each Party. The obligations under this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any officer or shareholder of the Series individually.

     Section 9.   Limitation of Liability
     ----------   -----------------------

     (a) Fund/Plan, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of this Agreement that result from willful misfeasance, bad faith, gross negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

     (b) Any person, even though a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, director, employee or agent of the Trust, shall be deemed when rendering services to such entity or acting on any business of such entity (other than services or business in connection with Fund/Plan's duties under the Agreement), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of, or under the control or direction of Fund/Plan even though such person may receive compensation from Fund/Plan.

     (c) Notwithstanding any other provision of this Agreement, the Trust shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of (i) any action taken or omitted to be taken by Fund/Plan in good faith, (ii) any action taken or omitted to be taken by Fund/Plan in good faith in reliance upon any certificate, instrument, order or stock certificate or other document reasonably believed by Fund/Plan to be genuine and signed, countersigned or executed by any duly authorized person, upon the oral or written instruction of an authorized person of the Trust or upon the opinion of legal counsel to the Trust; or (iii) any action taken in good faith or omitted to be taken by Fund/Plan in connection with its appointment in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended or repealed. Indemnification under this subparagraph shall not apply, however, to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders or agents in cases of its or their willful misfeasance, bad faith, gross negligence or reckless disregard of its or their duties hereunder.

     If a claim is made against Fund/Plan as to which Fund/Plan may seek indemnity under this Section, Fund/Plan shall notify the Trust promptly after any written assertion of such claim threatening to institute an action or proceeding with respect thereto and shall notify the Trust promptly of any action commenced against Fund/Plan within ten (10) days after Fund/Plan shall have been served with a summons or other legal process, giving information as to the nature and basis of the claim. Failure so to notify the Trust shall not, however, relieve the Trust from any liability which it may have on account of the indemnity under this Section 9(c) if the Trust has not been prejudiced in any material respect by such failure.

     The Trust and Fund/Plan shall cooperate in the control of the defense of any action, suit or proceeding in which Fund/Plan is involved and for which indemnity is being provided by the Trust to Fund/Plan. The Trust may negotiate the settlement of any action, suit or proceeding subject to Fund/Plan's approval, which shall not be unreasonably withheld. Fund/Plan shall have the right, but not the obligation, to participate in the defense or settlement of a claim or action, with its own counsel, but any costs or expenses incurred by Fund/Plan in connection with, or as a result of, such participation will be borne solely by Fund/Plan.

     Fund/Plan shall have the right to participate in the defense of an action or proceeding and to retain its own counsel, and the reasonable fees and expenses of such counsel shall be borne by the Trust (which shall pay such fees, costs and expenses at least quarterly) if:

                  (i) Fund/Plan has received an opinion of counsel stating that the use of counsel chosen by the Trust to represent Fund/Plan would present such counsel with a conflict of interest;

                  (ii) the defendants in, or targets of, any such action or proceeding include both Fund/Plan and the Trust, and legal counsel to Fund/Plan shall have reasonably concluded that there are legal defenses available to it which are different from or additional to those available to the Trust or which may be adverse to or inconsistent with defenses available to the Trust (in which case the Trust shall not have the right to direct the defense of such action on behalf of Fund/Plan); or

                  (iii) the Trust shall authorize Fund/Plan to employ separate counsel at the expense of the Trust. Notwithstanding anything to the contrary herein, it is understood that the Trust shall not, in connection with any action, suit or proceeding or related action, suit or proceeding, be liable under this Agreement for the fees and expenses of more than one firm.

     (d) The terms of this Section 9 shall survive the termination of this Agreement.

     Section 10.  Notices   Except as otherwise provided in this Agreement, any
     -----------  -------
notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail or by overnight delivery, postage prepaid to the respective parties as follows:

If to Trainer, Wortham First Mutual Funds:                      If to Fund/Plan:
------------------------------------------                      ----------------
Trainer, Wortham First Mutual Funds                     Fund/Plan Services, Inc.
845 Third Avenue, 6th Floor                                    2 West Elm Street
New York, NY 10022                                        Conshohocken, PA 19428
Attention: David P. Como, President       Attention: Kenneth J. Kempf, President

     Section 11.  If any part, term or provision of this Agreement is held by
     -----------
any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid, provided that the basic agreement is not thereby substantially impaired.

     Section 12.  This Agreement shall extend to and shall be binding upon the
     -----------
Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Trust, authorized or approved by a resolution of their respective Boards of Directors or Trustees.

     Section 13.  This Agreement may be executed in two or more counterparts,
     -----------
each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     Section 14.  This Agreement shall be governed by the laws of the State of
     -----------
California and the exclusive venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

     Section 15.  Section Headings  Section and paragraph headings are for
     -----------  ----------------
convenience only and shall not be construed as part of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement consisting of eight typewritten pages, together with Schedules "A", "B" and "C," to be signed by their duly authorized officers as of the day and year first above written.


Trainer, Wortham First Mutual Funds                     Fund/Plan Services, Inc.
-----------------------------------                     ------------------------



------------------------------------            --------------------------------
By: David P. Como, President                     By: Kenneth J. Kempf, President

                                                                    SCHEDULE "A"
                                                                    ============

                          FUND ADMINISTRATION SeRVICES
                                      for
                      TRAINER, WORTHAM FIRST MUTUAL FUNDS

I.   Regulatory Compliance
     ---------------------

           A.  Compliance - Investment Company Act of 1940, as amended
                 1. Review, report and renew
                      a.  investment advisory contracts
                      b.  fidelity bond
                      c.  underwriting contracts
                      d.  distribution (12b-1) plans
                      e   administration contracts
                      f.  accounting contracts
                      g.  custody administration contracts
                      h.  custody contract
                      i.  transfer agent and shareholder services contracts
                 2. Filings
                      a.  N-SAR (semi-annual report)
                      b.  N-1A (Registration Statement, post-effective
                          amendments and supplements thereto ("stickers")
                      c.  Notice pursuant to Rule 24f-2: indefinite
                          registration of shares
                      d.  fidelity bond under 17g-1
                      e.  shareholder reports under 30(b)2-1
                 3. Annual up-dates of biographical and financial information through questionnaires for Directors/Trustees and Officers

           B.  Compliance - Other
                 1. applicable stock exchange rules
                 2. applicable state tax laws

II.  Corporate Business and Shareholder/Public Information
     -----------------------------------------------------

           A.  Trustees/Management
                 1. Preparation of quarterly Trustees' meetings
                      a.  draft agendas - all necessary items of compliance
                      b.  arrange and conduct meetings
                      c.  prepare minutes of meetings
                      d.  keep attendance records
                      e.  maintain corporate records/minute book

           B.  Coordinate Proposals
                 1. Printers
                 2. Auditors
                 3. Literature fulfillment
                 4. Insurance

           C.  Maintain Corporate Calendars and Files

           D.  Release Corporate Information (as directed by management)
                 1.   To shareholders
                 2.   To financial and general press
                 3.   To industry publications
                      a. distributions (dividends and capital gains)
                      b. tax information
                      c. changes to prospectus
                      d. letters from management
                      e. funds' performance
                 4.   Respond to:
                      a. financial press
                      b. miscellaneous shareholders inquiries
                      c. industry questionnaires

           E.  Communications to Shareholders
                 1. Coordinate printing and distribution of annual, semi-annual reports, and prospectus

III. Financial and Management Reporting
     ----------------------------------

           A.  Income and Expenses
                 1. Expense figures calculated and accrual levels set
                 2. Monitoring of expenses and expense caps (monthly)
                 3. Approve and coordinate payment of expenses
                 4. Checking Account Reconciliation (monthly) and establish
                    Trust operating expense checking account
                 5. Calculation of advisory fee, 12b-1 fee and reimbursements to Trust (if applicable)
                 6. Approve the recording and amortization of organizational costs and pre-paid expenses (supplied by Adviser) for start-up funds and reorganizations
                 7. Calculation of average net assets

           B.  Distributions to Shareholders
                 1. Projections of distribution amounts
                 2. Calculations of dividends and capital gain distributions (in conjunction with the Trust and its auditors)
                      a.  compliance with income tax provisions
                      b.  compliance with excise tax provisions
                      c. compliance with Investment Company Act of 1940, as amended

           C.  Financial Reporting
                 1. Liaison between fund management, independent auditors and printers for shareholder reports
                 2. Prepare and review semi-annual and annual reports to
                    shareholders
                 3. 60 day delivery to SEC and shareholders
                 4. Prepare and review semi-annual and annual N-SAR's
                    (financial data)
                 5. Preparation of Financial Statements for required SEC
                    Post-Effective Amendments (if applicable)

           D.  Subchapter M Compliance (monthly)
                 1. Asset diversification test
                 2. Short/short test
                 3. Income qualification test

           E.  Other Financial Analysis
                 1. Upon request from Trust management, other budgeting and analyses can be constructed to meet specific needs (fee revisions may be necessary)
                 2. Sales information, portfolio turnover (monthly)
                 3. Support independent accountants to the Trust regarding the calculation of any return of capital or excise tax
                 4. Total return calculation (monthly)
                 5. 1099 Miscellaneous - prepared for Directors/Trustees
                    (annual)
                 6. Analysis of interest derived from various Government
                    obligations (annual) (if interest income was distributed in a calendar year)

           F.  Review and Monitoring Functions (monthly)
                 1. Review expense and reclassification entries to ensure proper update
                 2. Perform various reviews to ensure accuracy of
                    subscription/liquidation schedules, monthly expense analyses and daily custodian bank statements to verify accurate money movement
                 3. Review expense accruals and expenditures for accuracy

           G. Preparation and distribution of operational reports to management by 10th business day of each month
                 1. Management Statistics (Recap)
                    a.  portfolio
                    b.  book gains/losses/per share
                    c.  net income, book income/per share
                    d.  capital stock activity
                    e.  distributions
                 2. Performance Analysis
                    a.  total return
                    b. monthly, quarterly, year to date, average annual returns
                 3. Expense Analysis
                    a.  summary of due to/from adviser
                    b.  expenses paid
                    c.  expense cap
                    d.  accrual monitoring
                    e.  advisory fee
                 4. Analysis
                    a.  short-short income test (i.e. 30% test)
                    b.  gross income (components)
                 5. Portfolio Turnover
                    a.  market value
                    b.  cost of purchases
                    c.  net proceeds of sales
                    d.  average market value

                 6. Asset Diversification Test
                    a.  gross assets
                    b.  non-qualifying assets
                 7. Shareholder Activity Summary
                    a.  shares sold, redeemed and reinvested
                    b.  change in investment

           H. Provide rating agencies statistical data as requested (monthly/quarterly)

           I.  For Money-Market Funds - Rule 2a-7 weekly compliance monitoring

           J.  Standard schedules for Board Package (Quarterly)
                 1. Shareholder Activity Summary (III-G-7 from above)
                 2. Expense analysis
                 3. Other schedules can be provided (additional fees may apply)

                                                                    SCHEDULE "B"
                                                                    ============

                      ADMINISTRATION SERVICES FEE SCHEDULE
                                      for
                      TRAINER, WORTHAM FIRST MUTUAL FUNDS

This Fee Schedule is fixed for a period of two (2) years from the Effective Date as that term is defined in the Agreement.

I. Subject to a minimum annual fee of $48,000 for the initial Series' first class of shares and $12,000 for each additional separate series or class thereof, the Trust agrees to pay Fund/Plan each month an asset based fee calculated at the annual rate of:


     .0015  On the First  $ 50 Million of the Average Net Assets of the Trust;
     .0010  On the Next   $ 50 Million of the Average Net Assets of the Trust; and
     .0005     Over       $100 Million of the Average Net Assets of the Trust

II.  Out-of-Pocket Expenses:
     ----------------------

     The Trust will reimburse Fund/Plan Services monthly for all out-of-pocket expenses, including postage, telecommunications (telephone and fax), special reports, cost of EDGAR filings, Board Meeting materials, approved record retention, transportation costs as incurred and copying and sending materials to independent accountants for off-site audits.

III. Additional Services
     -------------------

     Activities of a non-recurring nature including but not limited to fund consolidations, mergers, acquisitions, reorganizations, the addition or deletion of a series, and shareholder meetings/proxies, are not included herein, and may be quoted separately upon request. To the extent the Trust should decide to issue additional multiple/separate classes of shares, additional fees will apply. Any additional/enhanced services or reports will be quoted upon request.

IV.  Blue Sky Administration
     -----------------------

     These services are included under Fund Administration

                                                                    SCHEDULE "C"
                                                                    ============

                            Identification of Series
                            ------------------------


Below are listed the Series of Shares to which services under this Agreement are to be performed as of the Effective Date of this Agreement:


                      Trainer, Wortham First Mutual Funds

                               First Mutual Fund
                     Trainer, Wortham Emerging Growth Fund
                    Trainer, Wortham Total Return Bond Fund



This Schedule "C" may be amended from time to time by agreement of the Parties.